TO ALL EMPLOYEES OF CONCORD CAMERA CORP. AND ITS SUBSIDIARIES:

We all know that the environment in which Concord Camera Corp. and its subsidiaries operates is both highly competitive and demanding. Our commitment as individuals to standards that are ethical and fair provides the basis for dealing with our various constituents: investors, the public, customers and each other.

The Code of Conduct that follows these comments is intended to assist you and the company in fulfilling our commitment to integrity and to act as the basic guide to our program of compliance with the laws under which we operate. Please read the Code with care and retain it with your important papers for future reference. Compliance with the terms of the Code is a condition of your continued employment with, or service to, the company.

We are personally committed to the Code of Conduct and would like to offer the following preliminary thoughts:

•
Compliance with the law is a basic starting point and we will not tolerate violations. The Code of Conduct contains brief descriptions of some of the primary laws that apply to our businesses to help provide some general guidance.

•
Mere compliance with the law is not enough. We also insist on high standards of corporate ethics. The Code of Conduct will provide you with guidance in this area. The best guide, however, may be your own good judgment and common sense.

•
The Code of Conduct is just one part of our compliance programs. It is designed to supplement, not be a substitute for, other policy statements and compliance documents that we may publish from time to time, including our Employee Handbook in which the Code is referenced as Policy Number 501.

•
Employees should report any concerns or questions about violations of laws, rules, regulations or the Code of Conduct to our General Counsel, whose contact information appears on the last page of the Code.

We ask you to continue to act on a principled basis with respect to all our constituencies and thank you for your cooperation.

Ira B. Lampert
Chairman and Chief Executive Officer

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CONCORD CAMERA CORP.

CODE OF CONDUCT

CERTIFICATE OF COMPLIANCE

I hereby acknowledge receipt of the attached Concord Camera Corp. Code of Conduct and have read and understand it. I agree to abide by the terms of the Code of Conduct, as the same may be modified from time to time by Concord Camera Corp. in its sole discretion. I understand and agree that, by continuing my employment or other relationship with Concord Camera Corp. or any of its subsidiary companies, I agree to abide by the provisions of the Code of Conduct as it may be modified from time to time. I understand that any violation of the Code of Conduct will subject me to appropriate disciplinary action up to and including termination of my employment with the company. I further understand and acknowledge that the Code of Conduct is not a contract of employment and does not alter my status as an at-will employee.

(Signature)

(Printed Name)

(Position)

(Address)

(Date Signed)

I.	INTRODUCTION	1

II.	PURPOSE AND GENERAL PRINCIPLES	1

III.	CITIZENSHIP AND PUBLIC RESPONSIBILITY	2
	1. Compliance with Laws, Rules and Regulations	2
	2. Other policies and procedures	3
	3. Relations with Customers and Other Third Parties	3
	4. Competition	4
	5. Proper Accounting and Financial Integrity	5

IV.	USE OF COMPANY ASSETS, FACILITIES AND SERVICES	6
	1. Improper Payments	7
	2. Political Contributions	7
	3. Safeguarding Assets	7

V.	SELECTION OF VENDORS OF GOODS AND SUPPLIERS OF SERVICES	8

VI.	CORPORATE ETHICS	8

VII.	CONFLICT OF INTEREST; CORPORATE OPPORTUNITIES	8

VIII.	SECURITIES TRADING	10
	1. Inside Information	10
	2. Trading Guidelines	10
	3. Reporting and Other Obligations	11

IX.	ACCURATE AND TIMELY PERIODIC REPORTS	11

X.	DISCLOSURE AND USE OF CONFIDENTIAL INFORMATION	12

XI.	OWNERSHIP OF INTELLECTUAL PROPERTY	13

XII.	COMPETITION WITH THE COMPANY	13

XIII.	ENVIRONMENT, HEALTH AND SAFETY	14

XIV.	EXPORT CONTROLS AND INTERNATIONAL TRADE SANCTIONS	15

XV.	EMPLOYMENT ISSUES	15
	1. Equal Opportunity	15
	2. Harassment	15
	3. Disability	15

XVI.	LEGAL DOCUMENTS	15

XVII.	INTERNAL COMMUNICATION; ENFORCEMENT OF POLICY; REPORTING SUSPECTED NON-COMPLIANCE	16
	1. Internal Communication	16
	2. Enforcement of Policy; Reporting Suspected Non-Compliance	16

XVIII.	EFFECTS OF FAILURE TO COMPLY WITH CODE	17

XIX.	WAIVERS	17

XX.	CODE NOT A CONTRACT OF EMPLOYMENT	18

XXI.	NAMES AND NUMBERS	18

v

CONCORD CAMERA CORP.
CODE OF CONDUCT

I. INTRODUCTION

This Code of Conduct is our statement of the manner in which we intend to conduct our business activities. It sets forth the standards of conduct and ethics that we require of each of our directors, officers and employees and the directors, officers and employees of each of our subsidiary companies. Please note that the Code of Conduct does not replace any specific compliance document that we may have published. Any such documents remain in effect unless you receive notice to the contrary.

This Code of Conduct is not an employment contract. It does not change the status of any of the at-will employees of our company or our subsidiary companies. Compliance with its terms, however, is a condition to continued employment and, as the case may be, directorship with us and our subsidiary companies. Accordingly, each director, officer and employee of our company and each of our subsidiary companies must acknowledge receipt of this Code of Conduct and agree to be bound by its terms.

We reserve the right to modify this Code of Conduct at our sole discretion. We will update these standards from time to time as we deem appropriate to reflect changes in the legal and regulatory framework applicable to us, the business practices within our industry, our own business practices and the prevailing ethical standards of the community in which we operate. It is the responsibility of each and every individual director, officer and employee of our company and our subsidiaries to comply with this Code of Conduct.

All references in this Code of Conduct to “we,” “us,” “our” or “the company” include Concord Camera Corp. and each of its subsidiary companies.

II. PURPOSE AND GENERAL PRINCIPLES

The fundamental purpose of the Code of Conduct is to deter business acts or omissions by our employees that may violate laws, policies or standards of business ethics and to assure that any threatened or actual violations are detected as early as possible.

Ethical behavior is a matter of spirit and intent, as well as a matter of law. Consequently, the Code of Conduct starts with these general principles:

•
We have a responsibility to provide full and accurate information in our public disclosures, in all material respects, about our financial condition and results of operations. Our reports and documents filed with or submitted to the U.S. Securities and Exchange Commission (“SEC”) and other public communications contain full, fair, accurate, timely and understandable disclosure, and we have established a Disclosure Committee consisting of senior management to assist in monitoring such disclosures.

•
Our principal commitment is to our shareholders and we see no conflict between attention to profit and attention to ethics. In fact, the two should go hand in hand. We will prosper most in an environment that is fair, open and morally secure. As we contribute to such an environment, we will also contribute to the good health and reputation of the Concord brand and products.

•
This Code of Conduct builds on the ethical basics of honesty and integrity, characterized by truthfulness and freedom from deception or fraud. These qualities are unchanging, not relative, and should not vary. If we are steadfast in this belief, behavioral questions are easily answered in most situations.

•	Another one of the important basics of the Code of Conduct is openness. Every transaction we engage in must be correctly recorded. We should have no fear of disclosure or inspection.

•
We value individual responsibility and accountability. We have a responsibility to acquire knowledge, make decisions and use the authority given to us in our best interest and the best interest of our constituents.

•
Change is inevitable. Our view of ethical behavior must be sensitive to changes in values and customs that are certain to take place over time and between cultures. This Code of Conduct is a current assertion of a set of policies that will be subject to continuous refinement and updating.

•
No “code of conduct” can hope to spell out the appropriate moral conduct and ethical behavior for every situation with which we will be confronted. In the last analysis we must rely on our own common sense and good judgment. Whenever we find ourselves with a hard decision to make, we must seek counsel - from our colleagues, our management (including company counsel) and, most importantly, our own conscience.

III. CITIZENSHIP AND PUBLIC RESPONSIBILITY

This Code of Conduct is intended to apply to all activities conducted on our behalf. Our success is predicated on conducting our business affairs in a socially responsible manner while seeking to promote the most important dynamic of a public company: earning the profits that make possible our continued existence and growth, satisfying investors’ expectations of a fair return, providing jobs for employees and contributing to the well-being of the various communities in which we do business.

1.	Compliance with Laws, Rules and Regulations

Recognition of the public interest must be a permanent company commitment in the conduct of our affairs. The activities of all of our employees, officers and directors (collectively, “affiliates” or “you” or “your”) acting on our behalf must always be in full compliance with applicable laws and governmental regulations. You must be aware of the laws and regulations that apply to your job activities. Our managers and supervisors are expected to monitor observance of applicable laws and regulations among the staff. If a question arises as to your actions and as to whether or not they are deemed or appear to be illegal or unethical, as appropriate, you will be disciplined including reduction or elimination of your discretionary authority or termination of your employment.

It is contrary to our policy for any affiliate to request, pressure or order an employee to act in violation of the law. If you believe that any practice raises questions as to compliance with this Code of Conduct, applicable law, rule or regulation or if you otherwise have questions regarding any law, rule or regulation, please contact the General Counsel. Questions to the General Counsel will be held in confidence (except as otherwise required by law).

We are committed to:

•	maintaining a safe and healthy work environment;
•	promoting a workplace that is free from discrimination or harassment based on any legally protected status including but not limited to sex, race, national origin, religion or age;
•	supporting fair competition and laws prohibiting restraints of trade and other unfair trade practices; and
•	conducting our activities in compliance with all applicable governmental laws, rules and regulations, including all applicable state and federal securities laws.

Violation of applicable laws or governmental regulations may subject us and any involved affiliate to severe consequences, including injunctions, monetary damages (which could far exceed the value of any gain realized as a result of the violation and which could be tripled in certain cases), fines and criminal penalties, including imprisonment. Your or our actual or apparent violations of applicable laws or governmental regulations can also undermine the confidence of our investors, creditors and bankers, as well as the general public.

2.	Other policies and procedures

Many of the subjects addressed in this Code of Conduct are also covered by policy statements and other compliance documents that we have issued or may issue. This Code is intended to summarize and support, but not replace, those more specific and detailed policy statements and compliance documents. With the help of a supervisor or legal counsel, you are each responsible for obtaining, reading, understanding and following those specific policies and compliance documents that apply to you and your job.

3.	Relations with Customers and Other Third Parties

(a) It is our fundamental objective and policy to:

•	provide customers with quality merchandise and service at fair prices;

•	deal with customers fairly, honestly and courteously;

•	ascertain and satisfy customers needs; and

•	live up to obligations to customers and satisfy their complaints fairly and with dispatch, forever mindful of the fact that a satisfied customer is a valuable company asset.

(b) We are also committed to promoting the values of honesty, integrity and fairness in the conduct of our business and sustaining a work environment that fosters mutual respect, openness and individual integrity. You are expected to deal honestly and fairly with our customers, suppliers, competitors and other third parties. To this end, you shall not:

•	make false or misleading statements to customers, suppliers or other third parties;

•	make false or misleading statements about competitors;

•	solicit or accept any fee, commission or other compensation for referring a customer to a third party vendor; or

•	otherwise take unfair advantage of our customers or suppliers, or other third parties, through manipulation, concealment, abuse of privileged information or any other unfair dealing practice.

4.	Competition

The purpose of the United States federal and state antitrust and trade practice laws is to preserve our free enterprise system. These laws are founded on the belief that the public interest is best served by vigorous and fair competition, free from collusive agreements among competitors. We are committed to this belief, and while we compete aggressively and creatively in our business activities, our efforts in the marketplace will be conducted in a fair and ethical manner in strict accordance with the letter and spirit of applicable antitrust and trade practice laws.

There are serious criminal and civil consequences of violations of these laws. First, a violation of the antitrust laws may be prosecuted as a felony, and conviction may result in heavy corporate and individual fines and substantial prison sentences. Second, injunctions obtained by the United States Department of Justice or a State Attorney General, or orders by the Federal Trade Commission (“FTC”), may place severe restrictions on us. Violation of an injunction is punishable by fine or imprisonment; and violation of an FTC order can result in substantial monetary penalties. Finally, persons losing money as a result of violations of certain of the antitrust laws may sue and recover triple the amount of their actual losses.

The antitrust laws forbid collusion among competitors to restrain trade and attempts or conspiracies to monopolize by means of predatory or unfair tactics. They also prohibit certain restrictive arrangements with customers, particularly those that fix resale prices or otherwise unreasonably restrain customer sales or purchases of merchandise. Any agreement, mutual consent or understanding, whether expressed or implied, oral or written, may be sufficient to establish collusion. It is illegal to collude with competitors to:

(a)	raise, lower, maintain, stabilize or otherwise fix prices, discounts, allowances, credit terms or any other price elements;

(b)	fix the price at which merchandise will be purchased from suppliers or resold by customers;

(c)	limit or control production or sales;

(d)	allocate customers or divide markets or marketing territories; or

(e)	boycott suppliers or customers.

You may not participate in any such collusive arrangement or practice with a competitor or in any predatory or unfair conduct designed to hamper competition. You may not enter into, or discuss, any arrangement with a customer to fix resale prices; or, except with the prior written approval of our Chief Executive Officer and General Counsel, enter into any arrangement with a customer otherwise restricting the customer’s ability to purchase or sell merchandise.

It is equally important that you avoid contacts and dealings with competitors that might lead to an inference of collusion. Accordingly, you may not discuss with a competitor any of the above topics, or division of customers, markets or territories, prices (past, present or future), pricing procedures, profit levels, selection of resources, merchandising plans or other competitive business information. If a simple refusal to participate is not sufficient to end the discussion, you should leave the meeting and promptly report the incident to our General Counsel.

Trade associations, trade shows and similar activities are also particularly sensitive because they provide an opportunity for gatherings of competitors. We support only those trade associations and activities that perform useful and legitimate functions in our industry. You may attend activities of trade associations at which competitors are present only with management’s approval.

5.	Proper Accounting and Financial Integrity

Everyone routinely records information of some kind that is used for business purposes. You must record and report all information accurately and honestly and in no event should you instruct any other person to record or report inaccurate information. Anyone who falsifies or tampers with records, or authorizes such conduct, will be subject to termination. You must execute all financial transactions in accordance with management’s general or specific authorization.

You must accurately record all transactions to permit the preparation of financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”) consistently applied and other applicable rules, regulations and criteria, and to insure full accountability for all of our assets and activities. Any proposed accounting adjustment that materially departs from GAAP must be reported to the Audit Committee of our Board of Directors and our independent auditors. In addition, you must disclose to the Audit Committee and our independent auditors all material off-balance-sheet transactions, arrangements and obligations (contingent or otherwise) and our other relationships with unconsolidated entities or other persons that may have material current or future effects on the financial condition, changes in financial condition, results of operations, liquidity, capital expenditures, capital resources or significant components of revenues or expenses. Under no circumstances may there be any unrecorded company funds or assets, regardless of the purpose for which the funds or assets may have been intended, or any improper or inaccurate entry knowingly made on our books and records. No payment on our behalf may be approved or made with the intention or understanding that any part of the payment is to be used for a purpose other than as described by the documents supporting the payment.

You must cooperate fully with our internal audit staff, independent auditors, the Audit Committee and counsel to enable them to discharge their responsibilities to us. You may not interfere with or seek to improperly influence, directly or indirectly, the auditing of our financial records. Violation of these provisions shall result in disciplinary action, up to and including termination, and may also subject you to substantial civil and criminal liability.

If you become aware of any false entries, improper transaction or accounting practice concerning our resources, you should report the matter immediately to our Principal Financial Officer, General Counsel or to a member of the Audit Committee. You may also file a confidential, anonymous complaint with the Chairman of the Audit Committee, Ronald S. Cooper, if you have information regarding questionable accounting or auditing matters. Contact details for Mr. Cooper are set forth on the last page of this Code. We will not retaliate against affiliates who disclose questionable accounting or auditing matters in good faith.

IV. USE OF COMPANY ASSETS, FACILITIES AND SERVICES

The use of our assets, including proprietary information, facilities or services, for any unlawful, improper or unauthorized purpose is strictly prohibited.

You may not make any expenditure or otherwise make any commitments affecting our assets unless properly authorized.

1.	Improper Payments

You may not make any payments or gifts of anything of value (in money, property, discounts, services, rebates or otherwise), or offer them, directly or indirectly, in the conduct of our affairs:

(a)	to any domestic or foreign governments, agencies, officials, employees or agents, for purposes other than the satisfaction of lawful obligations; or

(b)	to any private party, involving the use of our assets or resources, except in the ordinary course of business.

Such payments or gifts, whether or not called gratuities and whether or not expressly or impliedly in exchange for certain conduct, may be perceived to be bribery or otherwise improper and are prohibited.

2.	Political Contributions

You may not make or offer any contributions of our assets or resources or use of our facilities, regardless of form, directly or indirectly, to any political party or any candidate for, or holder of, political office, either domestic or foreign. You must refrain from applying any pressure on or harassment of other affiliates in political matters.

These restrictions are not intended to prohibit or discourage you from making personal contributions to political candidates or parties of your choice, or from participating in the political process for your account and on your own time. We will not, however, directly or indirectly, reimburse your personal political contributions.

3.	Safeguarding Assets

Our assets must be safeguarded not only against inadvertent loss, but also against theft and other misuse. Assets include not only cash, fixtures, furniture and equipment, but also merchandise, business and product plans, trade secrets, intellectual property and other proprietary or confidential information and related matters. Our property, whether it is money, tools, supplies, equipment, use of networks, email systems, other electronics and communication facilities or vehicles, may be used only for conducting company business.

If you are required to spend or commit company money, or incur expenses for which we will reimburse you, you must make sure we obtain fair value for the money spent and that all expenses are reasonable and documented. To seek reimbursement for meals not eaten, miles not driven, airline tickets not used or for any other expense not actually incurred is dishonest and a violation of this Code of Conduct and will result in disciplinary action, up to and including termination of your employment.

V. SELECTION OF VENDORS OF GOODS AND SUPPLIERS OF SERVICES

The selection of a vendor or supplier of goods and/or services to us must be based on quality, need, performance and cost.

In dealing with vendors, it is the responsibility of all affiliates to actively promote our best interests, within legal limits, through aggressive attention to opportunities and to obtaining fair terms and treatment for the company.

VI. CORPORATE ETHICS

Mere compliance with the law is not enough, nor can compliance be assured if you believe you are free to operate close to the edge of illegality. Such unethical behavior may result in termination of your employment with the company.

Our core values include the requirement that all corporate actions be ethical, as well as humane. High ethical standards must guide us in areas where the letter of the law does not reach, and will make us more than merely a law-abiding company.

While ethical standards cannot be defined as precisely as legal requirements, each of you is expected to identify ethical issues as they arise, seek advice or assistance if necessary and to act at all times in accordance with the ethical values inherent in this Code of Conduct.

Many of the ethical issues briefly discussed below are broad and complex. Conflicts of interest are a good example. No code of conduct can address all of the circumstances in which a conflict can arise between us and our affiliates or provide all the answers. But if each of you reads and understands this Code of Conduct and exercises good judgment, common sense and caution, the sum of all our actions will be nothing less than outstanding ethical performance by our company as a whole.

VII. CONFLICT OF INTEREST; CORPORATE OPPORTUNITIES

You may not directly or indirectly engage or participate in, or authorize, any transaction or arrangement involving, or raising questions of, possible conflict, whether ethical or legal, between our interests and your personal interests. To avoid even the appearance of impropriety, you should not engage in transactions from which you or your family may personally benefit with customers or suppliers with whom we transact business.

Neither you nor any member of your family may, directly or indirectly, acquire or hold any beneficial interest of any kind in any firm or entity that does, or in the recent past did, business with us (“related business”), or that is currently or prospectively competing in any manner with us. This prohibition does not apply to the acquisition or holding of any security in a related business through a mutual fund or of any interest therein not in excess of 1% of any class of securities listed on a national securities exchange or traded in an established over-the-counter securities market. You must also avoid activities and holdings that have even the appearance of impropriety.

Neither you nor any member of your family may, directly or indirectly, seek, accept or retain gifts or other personal or business favors from any related business or from any individual or organization seeking to do business with us. Such personal or business favors include any type of gift, gratuity, use of facilities, favor, entertainment, service, loan, fee or compensation or anything of monetary value. Specific exceptions to this prohibition will be made if there is no reasonable likelihood of improper influence in the performance of duties on your part on our behalf and if the personal benefit falls into one of the following categories:

•	normal business courtesies, such as meals, involving no more than ordinary amenities;

•	paid trips or guest accommodations in connection with our business and with the prior approval of the Chief Executive Officer;

•	fees or other compensation received from any organization in which you hold membership or an official position, but only if approved by the Chief Executive Officer;

•	loans from financial institutions made in the ordinary course of their business on customary terms and at prevailing rates but only if approved by the Chief Executive Officer or General Counsel;

•	gifts of nominal value (less than $100) during the holiday season.

Neither you nor any member of your family may serve as a director, officer or employee of, or consultant to, or otherwise operate, a competitor or a related business without the prior written approval of the Chief Executive Officer, who, where appropriate, will confer with counsel. For purposes of this Code of Conduct, the term “family” includes your spouse, minor or adult children or step-children, parents, grandparents, grandchildren or individuals residing in your household, whether or not related.

If you, or any member of your family, directly or indirectly owns a financial interest in, or has an obligation to, a related business, and if that interest or obligation is significant to you or your family member, neither you nor your family member may conduct business with the related business without the prior written approval of the Chief Executive Officer who, where appropriate, will confer with counsel.

Neither you nor any member of your family may act as a broker, finder or other intermediary for your benefit, or for the benefit of any third party, in any transaction involving us without the prior written approval of the Chief Executive Officer who, where appropriate, will confer with counsel.

You must make every effort to refuse to accept, or to return, any gift or gifts from a related business exceeding $100 in value. If you determine that the donor would be insulted or embarrassed if the gift is refused or returned, you must promptly report the gift to your supervisor and deliver the gift, or a check payable to us for the fair value of the gift, to our General Counsel. We will then donate it to charity.

Directors and officers shall notify our General Counsel, and employees shall notify their immediate supervisor or the General Counsel, of the existence of any actual or apparent conflict of interest and/or any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest.

VIII. SECURITIES TRADING

1. Inside Information. You may not disclose material nonpublic (i.e.,“inside”) information concerning us to anyone that we do not employ, or to any affiliate who has no business need for such information, unless and until we have publicly disclosed the information or unless you are authorized to do so.

You are also prohibited from buying or selling, directly or indirectly through third parties, the publicly-traded securities of any company, including our company, while in possession of material nonpublic information, or obtained directly or indirectly from or through, our company.

What is “material”? Information is considered “material” if (1) a reasonable investor would consider it important in making a decision on whether to buy, sell, or hold the security or (2) a reasonable investor would view the information as significantly altering the total mix of information in the marketplace about the issuer of the security. It may at times be difficult to determine materiality, particularly on a prospective basis, and you must carefully weigh the facts in each case. You should remember that plaintiffs who challenge and judges who rule on particular transactions or activities have the benefit of hindsight. Therefore, whenever there is any question concerning materiality, you should either refrain from trading or consult our General Counsel.

What is“nonpublic”? Information is considered “nonpublic” if the information has not been broadly disseminated to the public for a sufficient period to be reflected in the price of the security. Examples of material nonpublic information might include information about earnings or losses, negotiation of a merger or acquisition, news of a significant sale or purchase of assets, the declaration of a stock split, the offering of additional securities, changes in senior management, significant new products, the gain or loss of a substantial customer or supplier, and major litigation. Either positive or negative information may be material.

Information is nonpublic until it has been “publicly disclosed,” meaning that it is published in such a way as to provide broad, non-exclusionary distribution of the information to the public. Examples of public disclosure include filing of a Form 8-K with the SEC or the issuance of a widely disseminated press release. The mere existence of widespread rumors or unconfirmed press speculation concerning the information, however, does not mean that the information has been adequately disseminated.

2. Trading Guidelines. Investment in our stock is generally desirable and should not be discouraged. However, such investments must be made with caution and with recognition of the legal prohibitions concerning the use by corporate “insiders” of confidential information for their own profit. Guidelines to aid you in determining when trading in our stock is appropriate are set forth below. For more detailed information, you should also review our Securities Law Compliance Policy. “Trading” includes not only purchases and sales, but also exercises of options, warrants, puts and calls, etc. The prohibition on the use of inside information also extends to the securities of other entities, such as related businesses, as to which you may gain possession of non-public information in the course of your employment with us.

A. You may not trade if you have knowledge of material information about us that has not been made widely available to the investing public. If there are questions whether information may be material, or if it has not been made widely available to the investing public, the matter should be discussed with our General Counsel. Once we have released information, you must still refrain from trading until sufficient time has passed to insure that the information has been made widely available to the investing public. In most cases, you should refrain from trading until two business days have elapsed after we have released the information. If there are questions as to whether it is appropriate to trade in given circumstances, you should contact our General Counsel for advice before trading.

B. Directors of Concord Camera Corp. and officers who have been designated by the Board of Directors as “executive officers” for securities law reporting purposes must always obtain prior permission from our General Counsel before trading. Other officers may trade if no limitation on trading has been declared and the officer does not possess any material information about us that has not been publicly disclosed.

3. Reporting and Other Obligations. Executive officers, directors and significant beneficial owners of our common stock are also subject to specific reporting and other requirements under federal and state securities laws. Each of these persons will receive questionnaires and requests for information from us from time to time to aid us in complying with these laws. It is incumbent upon such persons to provide such information promptly, fully and accurately. Each person who is or becomes a beneficial owner of 10% or more of any class of our securities must also comply with the reporting requirements and liability provisions of Section 16 of the Securities Exchange Act of 1934.

IX. ACCURATE AND TIMELY PERIODIC REPORTS

We are committed to providing investors with full, fair, accurate, timely and understandable disclosure in reports and documents that we file with, or submit to, the SEC and in other public communications we make. To this end, we shall:

•	maintain a system of internal accounting controls that will provide reasonable assurances to management that all transactions are properly recorded;

•	maintain books and records that accurately and fairly reflect our transactions;

•
maintain a system of disclosure controls and procedures that will provide reasonable assurance to management that material information about us is made known to senior management, particularly during the periods in which our periodic reports are being prepared; and

•	present information in a clear, understandable and orderly manner in our periodic reports.

You are required to cooperate with our management to help achieve these goals.

X. DISCLOSURE AND USE OF CONFIDENTIAL INFORMATION

Safeguarding confidential information concerning the company, our present and prospective business, and our customers, suppliers and investors is essential to the successful conduct of our business.

All information developed within the company with respect to our business is confidential and proprietary and must not be disclosed or otherwise made available to any person who is not an affiliate. If you are required by a court of law or by any governmental body to disclose or otherwise make available such information, you must promptly notify our Chief Executive Officer and our General Counsel of this requirement so that we may exhaust our legal rights to maintain the confidentiality of such information or to limit further disclosure.

All external communications intended for the general public, the financial community or the press regarding us or our business must be approved in advance in accordance with our Disclosure Policy.

Confidential information encompasses all information relating to: (A) our business affairs and operations that is not otherwise available as public information and includes, but is not limited to, information or materials concerning (i) our vendors, suppliers and customers (including mailing lists, credit card or charge card numbers, price and mark-up determinations, sales or sales trends, and costs of products or services that we pay), (ii) our budgets, business plans and marketing plans, and (iii) proprietary products or processes and any other confidential or nonpublic information concerning copyrights, trademarks, trade names, service marks, inventions, patents and products; and (B) all confidential information relating to any third party with whom we are under an obligation of confidentiality. This information may take a variety of forms, including, but not limited to:

•	Confidential or proprietary business documents

•	PC disks containing confidential or proprietary information

•	Blueprints or design idea sketches

•	Restricted vendor, supplier or customer information

•	Financial data

•	Payroll documents or reports

You must keep all papers that include or reflect confidential information at our principal place of business or at such other place or places as we may designate from time to time. You should maintain all such confidential information securely. Confidential information should not be left out in the open or otherwise made accessible to unauthorized persons and should not be carelessly discarded or discussed in public (e.g., in an elevator where unauthorized persons may have access to it).

Upon the termination of your employment with us, you must deliver to us all documents, papers, records, files, recordings, digital and electronically stored information, computer or word-processing software, and any and all other materials containing confidential information; and you may not retain any copies, duplicates, summaries or other descriptions of any of these materials.

You are bound by these obligations with respect to our confidential information not only during the period of your employment with our company, but also following the termination of your employment with the company.

XI. OWNERSHIP OF INTELLECTUAL PROPERTY

Any and all inventions (i) that your make, conceive, develop or enhance, either alone or together with others, during your employment with us, and (ii) that relate to our business or operations, or result from any work you perform for us, are our sole property and you waive any and all right or interest that you may otherwise have with respect to any such invention. The term “inventions” means discoveries, improvements and ideas (whether or not patentable or copyrightable) that relate to any aspect of our activities or business, or that are made through the use of our materials, equipment or facilities.

If you make, conceive, develop or enhance any such inventions during the term of your employment with us, you must promptly and fully inform us in writing of such inventions and, if we so request, execute, acknowledge and deliver to us such written instruments, and do such other acts or render such assistance, as may be necessary or appropriate, in our opinion, to confirm our title to such inventions and our right to obtain and maintain letters patent or similar protection with respect thereto.

XII. COMPETITION WITH THE COMPANY

You may not, during the term of your employment with us, engage in any of the following activities, directly or indirectly:

(a)
be or become interested in or associated with, or represent or otherwise render assistance or services to (whether as an officer, director, stockholder, partner, consultant, contractor, owner, employee, agent or creditor, or otherwise), any business that is then, or which then proposes to become, our competitor anywhere in the world; except that you may own, solely as an investment, the securities of any business if such ownership is (i) not as a controlling person of such business; (ii) not as a member of a group that controls such business, and (iii) not as a direct or indirect beneficial owner of 5% or more of any class of securities of such business and such business is listed on a national securities exchange or traded in an established over-the-counter securities market;

(b)	induce or seek to influence any other affiliate (or any consultant to us) to leave our employ (or terminate our consultancy) or to become financially interested in a similar business;

(c)	aid a competitor or supplier of our company in any attempt to hire any person whom we have employed, or who was a consultant to us, within the one-year period preceding the date of any such aid;

(d)	induce or attempt to influence any person who was our customer or supplier during such period to transact business with a competitor of our company or not to do business with us;

(e)	provide any business or assistance directly or indirectly to any competitor or supplier of ours or to any person that we formerly employed or formerly acted as our consultant; or

(f)	aid, assist or transact any business with any person who was an employee of, or a consultant to, any customer of ours.

These restrictions, however, do not prohibit you from (i) serving on the board of directors of a reasonable number of other corporations not engaged in competition with us or the boards of a reasonable number of trade associations and/or charitable organizations; (ii) engaging in charitable activities and community affairs; or (iii) being involved in other business transactions, provided only that these activities do not interfere with the proper performance of your duties and responsibilities as our affiliate.

XIII. ENVIRONMENT, HEALTH AND SAFETY

We are committed to environmental, health and safety protection for our affiliates, customers, neighbors and others who may be affected by our products or activities. You are responsible for compliance with these policies and must perform your job in compliance with federal, state and local laws affecting health and safety conditions in the workplace. Using good common sense and following safety regulations can keep accidents to you and others to a minimum. If you improperly or carelessly endanger yourself, other employees or neighbors of our properties, you will be subject to discipline, up to and including termination of your employment.

The laws and regulations in this area are complex and violations can result in severe criminal and civil penalties for you and us. If you are faced with an environmental, health or safety issue, you should promptly contact the executive in charge of the office in which you work to discuss that matter.

XIV. EXPORT CONTROLS AND INTERNATIONAL TRADE SANCTIONS

We are subject to the U.S. Department of Commerce and Department of Treasury export controls. Under these export controls, we and all our direct and indirect subsidiaries are prohibited from transacting business with individuals or businesses located in nations subject to U.S. embargo. You are required to review our Export & International Trade Statement of Policy before you enter into cross-border negotiations or conclude any international business transaction. A list of the currently embargoed countries, including a general description of what is prohibited, appears in Appendix A to the policy, which our Legal Department updates from time to time. Failure to abide by the terms of the policy may result in termination of your employment with the company.

XV. EMPLOYMENT ISSUES

1. Equal Opportunity. We are committed to providing equal opportunity for employment, including equal treatment in hiring, promotion, training, compensation, termination and disciplinary action, to all individuals regardless of race, color, religion, national origin, sex (except where sex is a bona fide occupational qualification), sexual preference, marital status, veteran status, physical or mental disability (except where the disability is a job-related disqualifying factor), or any other status protected by law. Unlawful discrimination can expose us to substantial damages and unfavorable publicity. You are required to conduct your company activities with due regard to this policy.

2. Harassment. It is our policy to maintain a work environment free from all forms of harassment and to insist that all affiliates be treated with dignity, respect and courtesy. Any comments or conduct relating to a person’s race, religion, age, sex, ethnic background or other protected category that fail to respect the dignity and feelings of the individual are unacceptable and violate this policy. Also unacceptable are comments or conduct of a sexual nature, where such behavior tends to threaten or offend a fellow affiliate. You are cautioned that even joking or mild comments or conduct may violate this policy. It is our goal that such comments or conduct not occur and should they occur, that they be rectified fairly and quickly.

3. Disability. We are required to make reasonable accommodations to the known physical or mental limitations of a qualified employee or applicant with a disability if, with these accommodations, the person can perform the essential functions of his or her job. We may be excused from making a reasonable accommodation if the accommodation would impose an “undue hardship” on our business.

XVI. LEGAL DOCUMENTS

Recognize that your signature on a document may legally bind the company and our affiliates in a number of significant ways. For example, operating companies, in connection with the settlement of bad receivables, bankruptcy reorganizations and antitrust “class actions” will normally receive a claim form which contains a “release” in the general boilerplate section. Care must be exercised in preparing and submitting such forms to make sure you are not signing a document which purportedly is binding on our “subsidiaries” or “affiliates.”

You should also be aware that signing any document that binds the company if you are not an authorized company signatory will subject you to termination of your employment.

Accordingly, when you receive any legal notice or other document, please report it to our General Counsel so that a determination can be made as to what is required.

XVII.  INTERNAL COMMUNICATION; ENFORCEMENT OF POLICY; REPORTING SUSPECTED NON-COMPLIANCE

1.	Internal Communication

The policies contained in this Code of Conduct will be communicated to you, and you will be required to sign the attached Certificate of Compliance at least once. New affiliates will be required to do so at the date of their initial employment. Other affiliates will be required to do so upon their receipt of this Code of Conduct.

We will post the current version of this Code of Conduct, as we may modify it from time to time in our sole discretion, on our Internet website: www.concord-camera.com. It is currently posted on the Investor Relations page of the website. You will be notified when a new version of the Code of Conduct has been posted on the website or otherwise distributed or made available to you, and will be asked to acknowledge that you have read and will abide by the then current version of this Code of Conduct.

2.	Enforcement of Policy; Reporting Suspected Non-Compliance

a. General Policy. To assist in the administration of the Code of Conduct, we have established the position of Compliance Officer. Our General Counsel is currently acting as the Compliance Officer. As part of our commitment to ethical and legal conduct, we expect you to bring to the attention of the Compliance Officer, or any of the people he or she designates, information about suspected violations of this Code of Conduct or of law by any affiliate or agent of the company. Employees who have information about suspected improper accounting or auditing matters should bring it to the attention of our Director of Internal Audit and/or a member of the Audit Committee, or submit an anonymous complaint. Employees are required to come forward with any such information, without regard to the identity or position of the suspected offender. We will treat the information in a confidential manner except as otherwise required by law, which may include our General Counsel’s obligation to conduct or direct an appropriate investigation of the matter, and we will seek to ensure that no acts of retribution or retaliation will be taken against anyone for making a report in good faith.

Because failure to report criminal activity can itself be understood to condone the crime, we emphasize the importance of reporting. Failure to report knowledge of wrongdoing may result in disciplinary action against those who fail to report.

b. Complaint Procedure. You should promptly report information about known or suspected violations by any affiliate or agent of our company. Whenever practical, you should do so in writing. Reports of violations will be investigated under the Compliance Officer’s supervision, as he or she finds appropriate. You are expected to cooperate in the investigation of reported violations.

c. Confidentiality. In order to encourage uninhibited communication of such matters, such reports will be treated confidentially to the fullest extent possible. You should be aware that the Compliance Officer and those assisting him or her are obligated to act in the company’s best interests and do not act as your personal representatives or lawyers.

d. Protection Against Retaliation. No employee shall intimidate or impose any form of retaliation on any employee who utilizes the reporting procedures set forth in this Code of Conduct for the purposes for which they are intended. Retaliation in any form against an individual who reports a violation of this Code of Conduct or of law, even if the report is mistaken, or who assists in the investigation of a reported violation, is itself a serious violation of this Code of Conduct. Acts of retaliation should be reported immediately and will be disciplined appropriately.

XVIII. EFFECTS OF FAILURE TO COMPLY WITH CODE

Conduct that violates this Code of Conduct is expressly forbidden. It is important that you comply not only with the letter but, equally importantly, with the spirit of this Code. Any affiliate whose conduct violates this Code will be subject to disciplinary action, including, in our discretion, termination of employment and/or forfeiture of any benefits or rights (including contractual rights) that, under applicable law, are forfeitable upon a discharge for cause, and to the enforcement of such other remedies as we may have under applicable law.

The summaries of laws contained in this Code of Conduct are brief and necessarily omit many subtleties and variations that exist in such laws, as well as other laws that may impose requirements upon us. In addition, laws which affect us may be supplemented, amended or repealed from time to time. If you have any questions or uncertainty concerning the impact of applicable laws upon your company activities, you should request prior advice from our General Counsel or Chief Executive Officer who, where appropriate, will confer with our counsel.

XIX. WAIVERS

A waiver of a provision of this Code of Conduct may be made for a director or executive officer only if approved by resolution of our Board of Directors. A provision of this Code of Conduct may be waived for any other affiliate only with the approval of our Chief Executive Officer. Any waiver of this Code of Conduct granted to a director or executive officer, and changes made to this Code of Conduct, will be publicly disclosed in a prompt manner as required by applicable laws and regulations.

XX. CODE NOT A CONTRACT OF EMPLOYMENT

This Code of Conduct is not a contract of employment nor is it meant to limit our rights to discipline or terminate employees for any acts or omissions, including those not set forth as part of this Code of Conduct. This Code of Conduct does not change the status of any at-will employee. We retain all of our rights in connection with the discipline and/or termination of affiliates. This Code of Conduct is in addition to any employment contract that you may have with us.

XXI. NAMES AND NUMBERS

Chief Executive Officer	Ira B. Lampert	(954) 331-4203

Principal Financial Officer	Blaine A. Robinson	(954) 331-4238

General Counsel	Scott L. Lampert	(954) 331-4209

Chairman of the Audit Committee	Ronald S. Cooper	(516) 487-0863
3 West Woods Road
Great Neck, NY 11020